SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

January 15, 2004	December 31, 2003
Date of Report	(Date of earliest event reported)

Maxwell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15477	95-2390133
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9244 Balboa Avenue, San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 279-5100

Not applicable
(Former name or former address, if changed since last report.)

Item 2: Acquisition and Disposition of Assets.

Pursuant to a purchase agreement dated December 10, 2003, on December 31, 2003, Registrant sold the assets of its Metar winding equipment division “Metar” to Metar SA en constitution, which was formed by Metar employees as a vehicle to acquire the division’s assets. Neither Metar SA nor any of its officers, directors or stockholders is an affiliate of the Registrant.  The division was part of Registrant’s Maxwell SA subsidiary, which is located in Rossens, Switzerland. Metar was determined to be a non-core business of Maxwell. The sale price of $322,000 was arrived at through negotiation between the division employees and Maxwell management.  Metar SA en constitution has agreed to complete current open orders and deliver finished winding machines to respective customers in the first quarter of FY 2004.  The sale of the division will result in a write-off by Registrant in the fourth quarter of FY 2003, of up to $700,000 for excess and obsolete inventory and certain employee benefit obligations.  In its Form 10-Q filing for the third quarter ended September 30, 2003, Registrant reported its intention to sell the assets of Metar and estimated that such write-off might be as much as $1 million.

On December 31, 2003, Registrant also sold a vacant facility located on five acres at 8888 Balboa Ave., San Diego, California, 92123, to Horizon Christian Fellowship, an unrelated party, for $8,995,000 in cash.  The sale price was the highest of several offers received for the subject property, which had been listed for sale for more than one year. Registrant used the net proceeds to retire a term loan secured by the property and to augment its cash reserves.

Item 7:  Financial Statements and Exhibits

(c)

Exhibit 2.1 Metar Purchase Agreement

Exhibit 2.2 Purchase and Sale Agreement

Exhibit 2.3 Amendment 1

Exhibit 2.4 Amendment 2

Exhibit 2.5 Amendment 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxwell Technologies, Inc.

Date: January 15, 2004	By	/s/ Tesfaye Hailemichael

	Name	Tesfaye Hailemichael

	Title	Chief Financial Officer